Exhibit 2


January 5, 2006

FOR DISTRIBUTION TO NOVOSTE BOARD OF DIRECTORS

Novoste Corporation
4350 International Boulevard
Norcross, GA 30093
Attn: Corporate Secretary

Gentlemen,

Wynnefield Partners Small Cap Value, LP, Wynnefield Partners Small Cap Value, LP I, and Wynnefield Small Cap Value Offshore Fund, Ltd. (collectively, "Wynnefield"), owns 5.3% of the outstanding shares of common stock of Novoste Corporation ("Company") and is outraged with the Company's decision to file a proxy statement to approve a plan of liquidation which would eliminate the Company's net operating loss carryforwards.

Wynnefield strongly supports Steel Partners II, L.P.'s ("Steel Partners") opposition to the Company's proposal to adopt a plan of liquidation, set forth in Steel Partners' proxy statement on Schedule 14A, as amended, initially filed with the Commission on November 28, 2005. Wynnefield believes that the liquidation proposal proposed by the Company in its proxy statement on Schedule 14A, as amended, initially filed with the Commission on November 15, 2005 is not in the best interests of the Company's shareholders. Furthermore, Wynnefield believes that the Company should immediately CEASE its liquidation efforts as the incumbents either can't count, obtain a perverse sense of pleasure from being soundly defeated, or simply enjoy squandering the shareholders' money as they have apparently shown themselves capable of doing in the past.

Please reconsider your actions.

Sincerely,


WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

WYNNEFIELD PARTNERS SMALL CAP VALUE, LP I

By: Wynnefield Capital Management, LLC,
    General Partner

By:
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    Nelson Obus, Co-Managing Member
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WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

By: Wynnefield Capital, Inc.

By:
    ----------------------------------------
    Nelson Obus, President